Sub-Item 77D

 Effective December 1, 2008, the JPMorgan Insurance Trust International
 Equity Portfolio and JPMorgan Insurance Trust Small Cap Equity Portfolio
 changed their diversification status from non-diversified to diversified.

 The change is described in a prospectus supplement dated November 18, 2008.